EXHIBIT 99.1
Office of the United States Trustee

In re: FREMONT GENERAL CORPORATION, a Nevada corporation Debtor Chapter 11 Case No: 8-08-bk	Post-Confirmation Status Report Quarter Ending: June 30, 2010

John P. Schafer, Esq., SBN 205638 Phone: (949) 788-1038 Manderson, Schafer & McKinlay LLP Fax: (949) 743-8310 4695 MacArthur Court, Suite 1270 Newport Beach, CA 92660	Person responsible for report — Name, Address, Phone & FAX Kyle Ross, 15303 Ventura Boulevard, Suite 1510 Sherman Oaks, CA 91403 Phone: (805) 409-4335; Fax: (818) 235-0111

Date Order was entered confirming plan	June 9, 2010 (which reflected amended order)

Disbursing Agent (if any) (Please print)	Kurtsman Carson Consultants LLC (Effective Date distributions only)
SUMMARY OF DISBURSEMENTS MADE DURING THE QUARTER

Disbursements made under the plan	$279,573,668.98
Other Disbursements	$15,950,000.00
Total Disbursements	$295,523,668.98

Projected date of final decree	Unknown

What needs to be achieved before a final decree will be sought? (Attach a separate sheet if necessary)	Estate must be fully administered including resolution of all disputed claims. Reorganized Debtor is currently in the process of resolving the remaining claims made against the estate (approximately $20 million) and resolving all material outstanding litigation.

Narrative of events which impact upon the ability to perform under the reorganization plan or other significant events that have occurred during the reporting period (Attach a separate sheet if necessary)
None. The Reorganized Debtor performed in all material respects as called for by the Confirmation Order and Confirmed Plan, including all of the following on the Effective Date: (a) the merger of subsidiaries into the debtor, (b) the infusion of equity capital, (c) payment in full of a vast majority of allowed claims, and (d) the change-over of management and the board of directors.

Date last U. S. Trustee fee paid	July 30, 2010

Amount Paid	$30,000.00
I declare under penalty of perjury that the information contained in the document is true, complete and correct.

Date: July 30, 2010	/s/ Kyle Ross

This report is to be filed with the U.S. Trustee quarterly until a final decree is entered. This report is for U.S. Trustee purposes only. You may be required to file additional reports with the Bankruptcy Court.

Revised December 2001	POST-CONFIRMATION STATUS REPORT (Page 1 of 1)	USTLA-7